UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

TUCOWS INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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July 29, 2021

Dear Fellow Shareholder:

Tucows Inc. will hold its 2021 Annual Meeting of Shareholders (“Annual Meeting”) on September 7, 2021 commencing at 1:00 PM Eastern. In accordance with the ongoing limitations on public gatherings related to the COVID-19 pandemic including ones that have been or may be implemented by provincial and local authorities and out of prudence and concern for our communities, Tucows will hold its Annual Meeting in a virtual-only format. This decision was made with the safety and health of our communities, shareholders, employees, directors and other stakeholders as the top priority.

Shareholders will be able to attend and listen to the Annual Meeting live, submit questions and vote their shares electronically at the Annual Meeting from virtually any location around the world. In order to attend and vote at the Annual Meeting, you must register in advance at https://register.proxypush.com/TCX prior to the deadline of September 6, 2021 at 5:00 PM. Eastern Time. If you are not a shareholder, please register using the Guest option. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the Annual Meeting and will permit you to submit questions.

You are entitled to register and participate in the Annual Meeting as a shareholder if you were a shareholder on July 13, 2021, the record date of the Annual Meeting. Registration is now open and you must register before 5:00 PM. Eastern on September 6, 2021 in order to be able to attend the Annual Meeting.

The accompanying notice of Annual Meeting and proxy statement describes the matters we will discuss and vote on at the Annual Meeting. You will also have an opportunity to ask questions.

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials, including this notice of Annual Meeting, proxy statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and the electronic proxy card for the meeting to our shareholders via the Internet by sending you a Notice of Internet Availability of Proxy Materials (the “Notice”) that explains how to access our proxy materials and how to vote online. If you received the Notice and would like us to send you a printed copy of our proxy materials, please follow the instructions included in the Notice.

Your vote is important. I hope you will join us at the virtual Annual Meeting. Whether or not you plan to attend, we encourage you to vote – regardless of the size of your shareholdings. Every vote is important, and your participation enables us to listen and act on what matters to you as a shareholder. Please ensure that your shares are represented and voted at the Annual Meeting in accordance with your instructions by promptly completing, signing, dating and returning the enclosed proxy card in the envelope provided, or by voting your shares over the phone or online. Voting online is fast and convenient, and your vote is immediately tabulated and confirmed. Using the Internet also helps save us money by reducing postage and proxy tabulation costs. Please refer to detailed instructions included in the proxy statement or in the Notice of Internet Availability of Proxy Materials.

Sincerely,

Elliot Noss
President and Chief Executive Officer

TUCOWS INC.

96 Mowat Avenue

Toronto, Ontario M6K 3M1

Canada

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

September 7, 2021

The 2021 Annual Meeting of shareholders of Tucows Inc. will be held virtually per our President and Chief Executive Officer’s Shareholder Letter at 1:00 PM Eastern on September 7, 2021, to:

1.	Elect seven directors to serve on our Board of Directors until the next annual meeting of shareholders or until their successors are duly elected and qualified;

2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2021;

3.	Transact such other business as may properly come before the meeting and any and all adjournments and postponements thereof.

At the Annual Meeting, our Board of Directors intends to present Allen Karp, Erez Gissin, Elliot Noss, Jeffery Schwartz, Robin Chase, Brad Burnham and Marlene Carl as nominees for election to the Board of Directors.

Only shareholders of record on the books of the Company at the close of business on July 13, 2021 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Our Board of Directors is soliciting the enclosed proxy. Please carefully read the accompanying proxy statement for more information regarding the business to be transacted at the Annual Meeting. You will also find enclosed our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

A complete list of the shareholders entitled to vote at the Annual Meeting will be available to those who properly register for and attend the Annual Meeting to review for purposes related to the Annual Meeting.

Davinder Singh
Chief Financial Officer and Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to Be Held on September 7, 2021:

We are furnishing proxy materials to you via the Internet. The Notice of Internet Availability Proxy Materials will instruct you as to how you may vote your proxy. No printed materials will be available unless you specifically request them by following the instructions in the “Notice of Internet Availability of Proxy Materials.” Printed copies will be provided upon request at no charge.

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are also available at http://www.tucows.com/investors/filings/ for viewing, downloading and printing. The information on our website is not part of this proxy statement. References to our website in this proxy statement are intended to serve as inactive textual references only.

TUCOWS INC.

96 Mowat Avenue

Toronto, Ontario M6K 3M1

Canada

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

September 7, 2021

We are sending this proxy statement to shareholders of Tucows Inc., a Pennsylvania corporation (“Tucows”, the “Company”, “we” or “our”), in connection with our Board of Directors’ (the “Board”) solicitation of proxies for use at our Annual Meeting of shareholders to be held virtually per our President and Chief Executive Officer’s Shareholder Letter at 1:00 PM Eastern on September 7, 2021 (the “Annual Meeting”). We have also enclosed our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (“2020 Annual Report”) (which does not form a part of the proxy solicitation material).

VOTING INFORMATION

Record Date

The record date for the Annual Meeting was July 13, 2021. You may vote all shares of our common stock that you owned as of the close of business on that date. On July 13, 2021, we had 10,665,826 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter to be voted at the Annual Meeting. This proxy statement or the Notice of Internet Availability of Proxy Materials (the “Notice”) are being mailed or made available online on or about July 29, 2021 to shareholders of record as of the close of business on the record date.

How to Vote

By mail. If you hold your shares through a securities broker (that is, in street name), you may complete and mail the voting instruction card forwarded to you by your broker. If you hold your shares in your name as a holder of record, you can vote your shares by proxy by properly completing, signing and dating the proxy card and returning it in the enclosed postage-paid envelope. A properly completed and returned proxy card will be voted as you instruct, unless you subsequently revoke your instructions.

Online. If you hold your shares through a securities broker, you may vote your shares online by following the instructions included with the voting instruction card forwarded to you by your broker. If you vote your shares via online, you may incur costs such as Internet access charges. Online voting is available through 11:59 PM, prevailing time, on September 6, 2021.

At the Annual Meeting. Submitting your vote by mail or via online does not limit your right to vote by attending the virtual annual meeting per our President and Chief Executive Officer’s Shareholder Letter if you later decide to do so. To attend please register at https://register.proxypush.com/TCX prior to the deadline of September 6, 2021 at 5:00 PM. Eastern Time. If you are not a shareholder, please use the Guest option when registering. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the Annual Meeting and will permit you to submit questions. If you hold your shares in street name and want to vote virtually at the Annual Meeting, you must obtain a proxy from your broker and email a copy of your legal proxy to Angela Lamb at our Share Transfer Agent, Philadelphia Stock Transfer Inc., at alamb@philadelphiastocktransfer.com by 5:00 PM Eastern September 3, 2021.

Revoking Your Proxy

You can revoke your proxy at any time before your shares are voted at the Annual Meeting. If you are a shareholder of record, you can send a written notice of revocation to our Secretary at our principal executive office (96 Mowat Avenue, Toronto, Ontario, M6K 3M1, Canada) or preferably by email to agm@tucows.com and request another proxy card. If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting such broker, bank or other nominee and asking for a new proxy card. If you submitted your proxy online, you can amend your vote by re-voting online. You can also virtually attend the Annual Meeting and vote. Merely virtually attending the Annual Meeting will not revoke your proxy.

Returning Your Proxy without Indicating Your Vote

If you return a properly completed, signed and dated proxy card without indicating your vote and do not revoke your proxy, your shares will be voted according to the Board’s recommendations.

Quorum Required to Hold the Annual Meeting

On September 7, 2021 we need the presence of, virtually or by proxy, shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast, on a particular matter to be acted upon at the meeting, in order to constitute a quorum for the purpose of consideration of and action on the matter. If a quorum is present, then the shareholders can continue to do business and vote on other matters until adjournment. Votes withheld in the election of directors are treated as present for purposes of determining a quorum. If your shares are held in “street name” and you do not give your broker voting instructions, your broker generally will have discretion to vote your shares for “routine” matters such as the proposal to ratify KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. If your broker votes your shares on this proposal you will be deemed present for purposes of determining a quorum. For more information regarding “routine” and “non-routine” matters and “broker non-votes,” see “Street Name Shares and Broker Non-Votes.”

Vote Required to Elect Directors

A plurality of the votes cast is required for the election of directors. Accordingly, the seven nominees for election as directors who receive the highest number of votes actually cast will be elected.

Vote Required to Ratify the Appointment of KPMG LLP

The affirmative vote of a majority of the votes cast by all shareholders represented at the Annual Meeting virtually or by proxy, and entitled to vote is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021.

Street Name Shares and Broker Non-Votes

If your shares are held in “street name,” you must instruct the broker or such other nominee as to how to vote your shares by following the instructions that the broker or other nominee provides to you. Brokers usually offer the ability for shareholders to submit voting instructions by mail by completing a vote instruction form, by telephone or online. If you do not provide instructions to your broker or other nominee, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.”

Brokers will not have authority to vote for the election of directors. “Broker non-votes” will not occur in connection with the proposal to ratify KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021 because this is a “routine” matter and brokers, banks, trustee and other nominees have discretionary voting authority to vote shares on this proposal without specific instruction from the beneficial owner of such shares.

Withholding Your Vote or Voting to “Abstain”

In the election of directors, you may withhold your vote for any of the nominees. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome. For the other proposal, you may vote to “abstain.” If you vote to “abstain” for the other proposal, your vote will have no effect on the outcome of such proposal because your shares will be excluded entirely from the vote and will not be deemed a vote cast.

Postponement or Adjournment of the Annual Meeting

If you have already properly completed and returned your proxy and the Annual Meeting is postponed or adjourned, your proxy will still be valid and may be voted at the rescheduled meeting. You will still be able to revoke your proxy at any time before it is voted.

BENEFICIAL OWNERSHIP OF COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Stock Ownership of Executive Officers and Directors

The following table sets forth the beneficial ownership of our common stock, as of the record date, by our President and Chief Executive Officer and our four other most highly compensated executive officers for the last completed fiscal year (each a “named executive officer” or a “NEO”), each of our directors and all of our directors and executive officers as a group. The information on beneficial ownership in the table and related footnotes is based upon data furnished to us by, or on behalf of, the persons referred to in the table. Unless otherwise indicated in the footnotes to the table, each person named has sole voting power and sole investment power with respect to the shares included in the table.

Name	Common Stock Beneficially Owned Excluding Options		Stock Options Exercisable within 60 Days of July 13, 2021		Total Common Stock Beneficially Owned	Percent of Class(1)
Elliot Noss**	695,603	(2)	26,750		722,353	6.8%
Davinder Singh	-		12,374		12,374	*
Bret Fausett	27,777		10,030		37,807	*
Justin Reilly	-		562		562	*
David Woroch	119,106	(3)	13,374		132,480	1.2%
Allen Karp	16,726	(4)	15,000		31,726	*
Rawleigh Ralls	2,261		15,000		17,261	*
Robin Chase	16,672		11,250		27,922	*
Erez Gissin	14,137		15,000		29,137	*
Jeffrey Schwartz	8,625		15,000		23,625	*
Brad Burnham	26,112		19,375	(5)	45,487	*
All directors and executive officers as a group (17 persons)	976,588		207,712		1,184,300	10.9%

*        Less than 1%.

**      Address 96 Mowat Avenue, Toronto, Ontario Canada M6K 3M1.

(1)     Based on 10,665,826 shares outstanding as of July 13, 2021, and stock options exercisable within 60 days of July 13, 2021.

(2)     Includes an aggregate of 120,670 shares of common stock that are held in Mr. Noss’s RRSP accounts. Includes 1,639 shares of common stock that are held in Mr. Noss’s TFSA account. Includes 38,968 shares of common stock that are held in Mr. Noss’s former spouses name, over which he has voting power only, pursuant to a separation agreement of 2013. Includes 514,951 shares of Common Stock that are subject to a loan and pledge arrangement entered into by Mr. Noss in order to satisfy the required Canadian taxes and exercise price due in connection with the exercise of expiring options.

(3)     Includes 54,984 shares of common stock that are held in Mr. Woroch’s RRSP account and 10,750 shares of common stock held in his wife’s RRSP account.

(4)     Includes 3,000 shares of common stock that are held directly by Mr. Karp’s wife.

(5)     On December 1, 2017, Mr. Burnham, a member of Union Square Ventures, LLC (“USV LLC”), entered into a fee compensation agreement with USV LLC, under which Mr. Burnham agreed to hold the Company’s stock option grants to him in his individual capacity, and upon the exercise of such options, Mr. Burnham will transfer to USV LLC the shares acquired in the option exercise or, with the consent of USV LLC, a cash payment equal to the fair market value of such shares.  In connection with such option exercise and transfer, USV LLC will extend to Mr. Burnham an interest-free loan in an amount equal to the exercise price of the option, and any transfer of acquired shares or cash payment will, to the extent not in excess of the amount of the loan (if any), first be deemed as repayment of the loan. This agreement ended effective June 30, 2021 so all options granted after June 30, 2021 will be held independently by Mr. Burnham.

Share Ownership of Certain Beneficial Owners

The following table sets forth information with respect to each shareholder known to us to be the beneficial owner of more than 5% of our outstanding common stock as of December 31, 2020 except for Mr. Noss, whose beneficial ownership of shares is described in the table above.

	Beneficial Ownership of Common Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class

Investmentaktiengesellschaft fuer langfristige Invetoren TGV	1,610,239	(1)	15.2%
Ruengsdorfer Str. 2e
53173 Bonn, Germany

BlackRock, Inc.	652,690	(2)	6.2%
55 East 52nd Street
New York, NY 10055

Blacksheep Fund Management Limited	566,555	(3)	5.3%
Rock House, Main Street, Blackrock, Co
Dublin, Ireland A94 YY39

University of Notre Dame du Lac	556,248	(4)	5.2%
1251 N. Eddy Street, Suite 400
South Bend, Indiana 46617

(1)     Investmentaktiengesellschaft fuer langfristige Invetoren TGV had sole dispositive power and sole voting power over 1,610,239 shares of common stock. This information is based solely on a review of a Schedule 13G filed with the SEC on January 29, 2021 by Investmentaktiengesellschaft fuer langfristige Invetoren TGV.

2)    BlackRock Inc. had sole dispositive power and sole voting power over 652,690 shares of common stock. This information is based solely on a review of a Schedule 13G filed with the SEC on February 2, 2021 by BlackRock Inc..

(3)     Blacksheep Fund Management Limited had sole dispositive power and sole voting power over 566,555 shares of common stock. This information is based solely on a review of a Schedule 13G filed with the SEC on February 8, 2021 by Blacksheep Fund Management Limited.

(4)     University of Notre Dame de Lac had sole dispositive power and sole voting power over 556,248 shares of common stock. This information is based solely on a review of a Schedule 13G filed with the SEC on February 2, 2021 by University of Notre Dame de Lac.

PROPOSAL No. 1

ELECTION OF DIRECTORS

Our business is managed under the direction of our Board of Directors (“Board”). Our Second Amended and Restated Bylaws, as amended (the “Bylaws”) provide that our Board determines the number of directors from time to time, which is currently set at a maximum of seven.

Our directors are all subject to annual election and serve until the election or appointment and qualification of their successors or their earlier death, resignation or removal. The current term of office of all of our directors expires upon election of their successors at the 2021 Annual Meeting.

Our Board of Directors is presently composed of seven members, six of whom are standing for re-election. Mr. Rawleigh Ralls has tendered his resignation effective as of September 7, 2021, the date of the AGM. Based on a recommendation from the Corporate Governance, Nominating and Compensation Committee, our Board has proposed a new Board member, Marlene Carl, keeping the number of members at seven, and proposes that these seven director nominees be elected for a term of one year until the 2022 annual meeting and until their successors are duly selected and qualified. All director nominees have agreed to be named in this proxy statement and to serve if elected.

Our Board expects that all of the nominees will be available for election and willing to serve as directors. In the event that any of the nominees become unavailable or unwilling to serve as a director, proxies received will be voted for substitute nominees to be designated by our Board or, in the event no such designation is made, proxies will be voted for a lesser number of nominees.

Set forth below is biographical information for each nominee standing for election at the 2021 Annual Meeting. The following descriptions also outline the specific experience, qualifications, attributes, and skills that qualify each person to serve on our Board.

The directors standing for election are:

Allen Karp	Chair of the Board since September 2012 and Director since October 2005

Mr. Karp, 80, was with Cineplex Odeon Corporation in various positions from 1986 to 2005, retiring as Chairman and Chief Executive Officer in 2002 and as Chairman Emeritus in 2005. From 1966 to 1986, he practiced law at the law firm of Goodman and Carr LLP, where he was named partner in 1970. Mr. Karp was until recently a Director of Brookfield Real Estate Services Inc., where he also served on the Audit Committee and as the Chair of the Corporate Governance Committee. From 2004 to 2014, Mr. Karp was Chairman of the Board of Directors of IBI Group Inc., as well as Chairman of the Nominating, Governance and Compensation Committee. Mr. Karp is a past director of the Toronto International Film Festival Group, where he served as Chairman of the Board from 1999 to 2007 and as Chairman of its Corporate Governance Committee from 2007 to 2012. Additionally, Mr. Karp has previously served as director of several other public corporations.

Mr. Karp has extensive executive leadership skills, long-standing senior management experience, a strong ethics and compliance focus and audit committee experience. These skills and qualifications, in addition to his recent service on the boards of directors of other public companies, enable him to bring valuable perspectives to our Board, particularly with respect to corporate governance matters, and qualify him to be a director of Tucows.

Erez Gissin	Director since August 2001

Mr. Gissin, 62, has served since 2010 as a managing partner in Helios Energy Investment, a renewable energy investment fund. From 2005 to 2010, Mr. Gissin served as the Chief Executive Officer of BCID Ltd., an investment company focusing on infrastructure development projects in China. From 2000 to 2005, Mr. Gissin served as the Chief Executive Officer of IP Planet Networks Ltd., an Israeli satellite communication operator providing Internet backbone connectivity and solutions to Internet Service Providers. From 1995 to 2000, Mr. Gissin was Vice President, Business Development of Eurocom Communications Ltd., a holding company that controls several telecommunications services, equipment and Internet companies in Israel.

Mr. Gissin has a strong background in the internet communications industry and has gained significant institutional knowledge in his long tenure as one of our directors. Mr. Gissin also has significant leadership experience as the Chief Executive Officer of BCID Ltd. and IP Planet Networks Ltd. and has extensive financial acumen derived from his years of executive experience and PE fund management. All of these qualities qualify Mr. Gissin to be a director of Tucows.

Elliot Noss	Director since August 2001

Mr. Noss, 58, is our President and Chief Executive Officer and has served in such capacity since the completion of our merger with Tucows Delaware in August 2001. From May 1999 until completion of the merger in August 2001, Mr. Noss served as President and Chief Executive Officer of Tucows Delaware. Before that, from April 1997 to May 1999, Mr. Noss served as Vice President of Corporate Services of Tucows Interactive Ltd., which was acquired by Tucows Delaware in May 1999.

Mr. Noss’s lengthy service as our Chief Executive Officer has provided him with extensive knowledge of, and experience with, Tucows’ operations, strategy and financial position. In addition, Mr. Noss has widespread knowledge of the internet and software industry generally that, coupled with his operational expertise, qualifies him to be a director of Tucows.

Jeffrey Schwartz	Director since June 2005

Mr. Schwartz, 58, has served as a director of Dorel Industries since 1987 and as Executive Vice President and Chief Financial Officer since 2003. Mr. Schwartz is a graduate of McGill University in Montreal and has a degree in the field of business administration.

Mr. Schwartz has a significant amount of public-company financial expertise, particularly in his executive experience as the chief financial officer of Dorel Industries, Inc. This executive experience, along with Mr. Schwartz’s service as one of our Audit Committee members (and as Chairperson of our Audit Committee since 2005), qualifies him to be a director of Tucows.

Robin Chase	Director since October 2014, Co-Chair since November 2020

Robin Chase, 62, is a transportation entrepreneur. She is co-founder and former CEO of Zipcar, founded in 2000, the world’s leading car sharing network; as well as co-founder of Veniam, founded in 2012, a network company that moves terabytes of data between vehicles and the cloud. She has recently co-founded her first nonprofit, NUMO, a global alliance to channel the opportunities presented by new urban mobility technologies to build cities that are sustainable and just. Her recent book is Peers Inc: How People and Platforms are Inventing the Collaborative Economy and Reinventing Capitalism.

In addition to Ms. Chase’s position as a member of the Tucows Board, she sits on the boards of World Resources Institute and Future Planet Capital, and serves on the Dutch multinational DSM’s Sustainability Advisory Board. In the past, she served on the boards of Veniam and the Massachusetts Department of Transportation, the French National Digital Agency, the National Advisory Council for Innovation & Entrepreneurship for the US Department of Commerce, the Intelligent Transportations Systems Program Advisory Committee for the US Department of Transportation, the OECD’s International Transport Forum Advisory Board, the Massachusetts Governor’s Transportation Transition Working Group, and Boston Mayor’s Wireless Task Force.

Ms. Chase lectures widely, has been frequently featured in the major media, and has received many awards in the areas of innovation, design, and environment, including the prestigious Urban Land Institute’s Nicols Prize as Urban Visionary, Time 100 Most Influential People, Fast Company Fast 50 Innovators, and BusinessWeek Top 10 Designers. Robin graduated from Wellesley College and MIT’s Sloan School of Management, was a Harvard University Loeb Fellow, and received an honorary Doctorate of Design from the Illinois Institute of Technology.

Ms. Chase’s experience operating companies at the chief executive officer level along with her numerous experiences on these boards and councils qualify her to be a director of Tucows.

Brad Burnham	Director since January 2017

Brad Burnham, 66, is the co-founder and a current Partner of Union Square Ventures (“USV”), founded in 2003, an early stage venture capital firm in New York. USV has invested in more than 75 Internet services, including, Twitter, Inc., Tumblr, Inc., Etsy, Inc., Indeed, Inc., Zynga Inc., Foursquare Labs, Inc, Duolingo, Inc. and Coinbase, Inc. Prior to USV, Mr. Burnham was a partner at AT&T Ventures, the venture capital arm of AT&T. AT&T Ventures invested in consumer facing Internet services like Audible, telecommunications technology companies such as Argon, Xedia, and Juniper Networks, and Competitive Local Exchange Carriers (CLECs) such as Knology, and Data Local Exchange Carriers (“DLECs”) such as Covad. Prior to joining AT&T Ventures, Mr. Burnham was the founder and CEO of Echo Logic, a software tools company spun out of Bell Laboratories. Earlier in his career, Brad held a number of management positions in sales, marketing and business development at AT&T Computer Systems. He began his career as a sales representative at New York Telephone. Mr. Burnham also currently serves on the boards of directors of several non-public organizations.

Mr. Burnham has extensive experience in investing in and serving on the boards of numerous internet service companies which qualify him to be a director of Tucows.

Marlene Carl	Director as of September 7 2021

Marlene Carl, 32, is Director of Investment Management at MEDIQON group AG, a German publicly traded company focused on entrepreneurial and long-term investments in companies with scalable business models from a variety of sectors including a number of software companies.

Prior to joining MEDIQON in 2020, Ms. Carl worked in financing for eight years focusing on digital infrastructure in Europe from Fiber-to-the-Home (“FTTH”) roll-outs in rural areas to data center construction for banks, including Berenberg and NIBC Bank N.V. based in Hamburg, London and Frankfurt.

Ms. Carl holds a Master of Science from Frankfurt School of Finance & Management with focus on Capital Markets.

Ms. Carl’s experience in investment management and infrastructure financing, including FTTH projects, qualify her to be a director of Tucows.

The Board unanimously recommends a vote FOR the nominees listed above.

CORPORATE GOVERNANCE

Corporate Governance Documents

The governance principles of our Board include the charters of our Audit Committee (the “Audit Committee”) and our Corporate Governance, Nominating and Compensation Committee (the “Corporate Governance, Nominating and Compensation Committee”). Our governing principles also include our Code of Business Conduct and Ethics, which includes specifics for our senior officers, including our Chief Executive Officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Each of these documents can be obtained without charge from our website at tucows.com. Amendments and waivers of our ethics policy for our senior officers will either be posted on our website or filed with the SEC on a Current Report on Form 8-K.

Director Independence

Our Board has determined that Allen Karp, Erez Gissin, Brad Burnham, Jeffrey Schwartz, Robin Chase and Marlene Carl are “independent” as defined under the listing standards of NASDAQ. Our Board believes that the NASDAQ independence requirements contained in the listing standards provide the appropriate standard for assessing director independence and uses those requirements in assessing the independence of each of its members.

Mr. Karp currently serves as Chairperson and Ms. Chase serves as Co-Chair. Effective as of the date of our AGM, September 7, 2021, Mr. Karp will step down as Chairperson but remain a full member of the Board. Ms. Chase will then become the sole Chairperson. Our Board currently consists of seven directors, all of whom, except for Elliot Noss, are “independent” within the meaning of the independence requirements prescribed by the listing standards of the NASDAQ Capital Market. The Board believes that this structure, which provides an overwhelming majority of independent directors, coupled with the Board meeting in executive session without any management directors or non-independent directors present, is an appropriate structure for Tucows’ Board. We believe that this structure provides appropriate and independent oversight by the Board. The Board regularly consults with our Chief Executive Officer, who is also a director, and our Corporate Governance, Nominating and Compensation Committee to review the various types of risk that affect Tucows and the strategies to mitigate such risks. The Board believes that this structure has been effective.

Meetings

Our Board met seven times for regularly scheduled meetings and twelve times for special meetings during fiscal year 2020 (“Fiscal 2020”). Our Board also took action by unanimous written consent on four occasions during Fiscal 2020. Each director attended at least 75% of the total number of meetings of the Board during Fiscal 2020.

Executive Sessions of Independent Directors

A majority of the independent directors meet quarterly in executive sessions without members of our management present. Mr. Karp was responsible for chairing the executive sessions.

Policy Regarding Attendance

Directors are expected, but are not required, to attend board meetings, meetings of committees on which they serve, and shareholder meetings, and to spend the time needed and meet as frequently as necessary to discharge their responsibilities properly. Elliot Noss chaired our 2020 annual meeting of shareholders held virtually and Allen Karp, Erez Gissin and Robin Chase of the Tucows Board of Directors also attended.

Committees

Our Board has two committees, the Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, and the Corporate Governance, Nominating and Compensation Committee. Our committees generally meet in connection with regularly scheduled quarterly and annual meetings of the Board, with additional meetings held as often as its members deem necessary to perform its responsibilities. From time to time, depending on the circumstances, the Board may form a new committee or disband a current committee.

The Audit Committee currently consists of Mr. Schwartz (Chair), Mr. Karp and Mr. Gissin, all of whom are independent directors as prescribed by the NASDAQ Capital Market listing standards and Rule 10A-3 under the Exchange Act.

The Audit Committee held five meetings during Fiscal 2020. The Audit Committee also took action by unanimous written consent on one occasion during Fiscal 2020. Each member of the Audit Committee attended at least 75% of the total number of meetings of the committee during Fiscal 2020. The Audit Committee’s purposes are to:

●	Provide oversight of the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements;

●

Assist the Board in oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent registered public accounting firm, and (iv) the Company’s internal accounting and financial controls;

●	Provide to the Board such information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board; and

●	Oversee the management of risks associated with the Company’s financial reporting, accounting and auditing matters.

Each of the members of our Audit Committee is an independent director and satisfies the independence standards as prescribed by the listing standards of the NASDAQ Capital Market and Rule 10A-3 under the Exchange Act and is able to read and understand fundamental financial statements including balance sheets, income statements and cash flow statements. Additionally, the Board has determined that Mr. Schwartz qualifies as an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K. The Board has adopted a written charter for the Audit Committee, which the Audit Committee has reviewed and determined to be in compliance with the rules prescribed by the listing standards of the NASDAQ Capital Market and which is available at tucows.com.

The Corporate Governance, Nominating and Compensation Committee currently consists of Mr. Karp (Chair), Mr. Schwartz, Ms. Chase and Mr. Ralls. Each member of our Corporate Governance, Nominating and Compensation Committee is an independent director as defined in the listing standards of the NASDAQ Capital Market and also satisfies the applicable compensation committee member independence standards as prescribed by the listing standards of the NASDAQ Capital Market and Rule 10C-1 under the Exchange Act.

The Corporate Governance, Nominating and Compensation Committee held seven meetings during 2020. The Corporate Governance, Nominating and Compensation Committee took action by unanimous written consent on two occasions during 2020. Each member of the Corporate Governance, Nominating and Compensation Committee attended at least 75% of the total number of meetings of the committee during 2020. The Corporate Governance, Nomination and Compensation Committee’s purposes are to:

●	Identify individuals qualified to become Board members, consistent with criteria approved by the Board;

●	Select, or recommend that the Board select, the director nominees for election at each annual meeting of shareholders;

●	Oversee the evaluation of the Board and management;

●

Review and approve corporate goals and objectives relevant to the Company’s Chief Executive Officer (“CEO”) compensation, evaluate the CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation level based on this evaluation;

●	Review and approve non-CEO Executive compensation including incentive compensation and equity-based compensation;

●	Provide oversight of the Company’s compensation policies and plans and benefits programs, and overall compensation philosophy;

●	Administer the Company’s equity compensation plans for its executive officers and employees and the granting of equity awards pursuant to such plans or outside of such plans; and

●	Cause to be prepared the report of the Corporate Governance, Nominating and Compensation Committee required by the rules and regulations of the SEC.

The Corporate Governance, Nominating and Compensation Committee may delegate authority to one or more members of the committee or one or more members of management when appropriate, but no such delegation is allowed if the authority is required by law, regulation or listing standard to be exercised by the Corporate Governance, Nominating and Compensation Committee as a whole. The Board has adopted a written charter for the Corporate Governance, Nominating and Compensation Committee, which the Corporate Governance, Nominating and Compensation Committee has reviewed and determined to be in compliance with the rules prescribed by the listing standards of the NASDAQ Capital Market and which is available at tucows.com.

Our executive officers do not play a formal role in determining their compensation. However, Jessica Johannson, our Chief People Officer, reviews (i) information the Company purchased from Payfactor and (ii) published trends for the year from a variety of public sources, and, after consulting with Mr. Noss, our CEO, provides consolidated information outlining management’s recommendation regarding executive officer compensation based on title to the Corporate Governance, Nominating and Compensation Committee. The Corporate Governance, Nominating and Compensation Committee then reviews and discusses the information provided with our CEO and Chief People Officer and then determines the total compensation for each NEO, as it deems appropriate.

Board Leadership Structure and Responsibilities

Our Board oversees management’s performance on behalf of our shareholders. Our Board’s primary responsibilities are to (1) monitor management’s performance to assess whether we are operating in an effective, efficient and ethical manner to create value for our shareholders, (2) periodically review our long-range plans, business initiatives, capital projects and budget matters and (3) approve compensation for our President and Chief Executive Officer who, with senior management, manages our day-to-day operations.

Our Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The independent directors meet without management present at regularly scheduled executive sessions at each quarterly Board meeting and some special Board meetings. Our Board has delegated certain responsibilities and authority to its Audit Committee and Corporate Governance, Nominating and Compensation Committee. The Audit Committee periodically discusses with management the Company’s policies and guidelines regarding risk assessment and risk management, as well as the Company’s major financial risk exposures and the steps that management has taken to monitor and control such exposures. The Audit Committee also reviews, evaluates and recommends changes to the Company’s financial reporting policies and procedures. The Corporate Governance, Nominating and Compensation Committee reviews and evaluates the risks underlying the Company’s compensation policies and plans and recommends changes to these policies and plans accordingly. Our Board believes that risk oversight actions taken by our Board and its committees are appropriate and effective at this time.

We believe it is beneficial to separate the roles of CEO and Chairman to facilitate their differing roles in the leadership of our company. The role of the Chairman includes setting the agenda for, and presiding over, all meetings of our Board, including executive sessions of independent directors, providing input regarding information sent to our Board, serving as liaison between the CEO and the independent directors and directors and providing advice and assistance to the CEO. The Chairman is also a key participant in establishing performance objectives and overseeing the process for the annual evaluation of our CEO’s performance. In addition, under our Bylaws, our Chairman has the authority to call special meetings of our Board and shareholders. In contrast, our CEO is responsible for handling our day-to-day management and direction, serving as a leader to the management team and formulating corporate strategy.

Currently our Chairperson is Mr. Karp, our Co-Chair is Ms. Chase, while Mr. Noss serves as our Chief Executive Officer. Effective September 7, 2021 Mr. Karp will step down as Chair and Ms. Chase will become the sole Chair of the Board. Mr. Karp and Ms. Chase are independent directors. Mr. Karp and Ms. Chase have extensive executive leadership skills, long-standing senior management and board experience, a strong ethics and compliance focus and Mr. Karp has audit committee experience.

We believe that this leadership structure for our Board provides us with the most effective level of oversight over the Company’s business operations while at the same time enhancing our Board’s ability to oversee our enterprise-wide approach to risk management and corporate governance and best serves the interests of our shareholders. It allows for a balanced corporate vision and strategy, which is necessary to address the challenges and opportunities we face at this time and demonstrates our commitment to good corporate governance. In addition, it allows for appropriate oversight of the Company by our Board, fosters appropriate accountability of management and provides a clear delineation of responsibilities for each position.

Role of the Board in Risk Oversight

One of our Board’s key functions is providing oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures; our Corporate Governance, Nominating and Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, monitors our major legal compliance risk exposures and our program for promoting and monitoring compliance with applicable legal and regulatory requirements; and our Board is responsible for monitoring and assessing strategic risk exposure and other risks not covered by our committees.

The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives reports on the risks we face from our CEO or other members of management to enable us to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. However, it is the responsibility of the committee chairs to report findings regarding material risk exposures to our Board as quickly as possible.

Director Nomination

Our Corporate Governance, Nominating and Compensation Committee is responsible for identifying potential nominees to our Board. In considering candidates for nomination, our Corporate Governance, Nominating and Compensation Committee seeks individuals who evidence strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. As set forth in the charter of our Corporate Governance, Nominating and Compensation Committee, our Board endeavors to have directors who collectively possess a broad range of skills, expertise, industry and other knowledge and business and other experience useful to the effective oversight of our business. In addition, our Board also seeks members from diverse backgrounds so that our Board consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. In determining whether to nominate a current director for re-election, our Corporate Governance, Nominating and Compensation Committee will take into account these same criteria as well as the director’s past performance, including his or her participation in and contributions to the activities of the Board.

Our Corporate Governance, Nominating and Compensation Committee will evaluate and consider recommendations for director candidates from shareholders using the same criteria described above. As set forth in the charter of the Corporate Governance, Nominating and Compensation Committee, recommendations submitted by the Company’s shareholders shall be submitted, along with the following to the attention of the Chairman of the Corporate Governance, Nominating and Compensation Committee at 96 Mowat Avenue, Toronto, Ontario M6K 3M1 Canada at least 120 days before the first anniversary of the date on which we first mailed our proxy materials for our prior year’s annual meeting of shareholders:

●	the name and address of the recommending shareholder;

●	the candidate’s name and the information about the individual that would be required to be included in a proxy statement under the rules of the SEC;

●	information about the relationship between the candidate and the recommending shareholder;

●	the consent of the candidate to serve as a director; and

●	proof of the number of shares of our common stock that the recommending shareholder owns and the length of time the shares have been owned.

Communications with our Board of Directors

A Tucows’ shareholder who wishes to communicate with our Board may send correspondence to the attention of our Secretary at 96 Mowat Avenue, Toronto, Ontario M6K 3M1 Canada. The Secretary will submit the shareholder’s correspondence to the Chairman of the Board, the chairman of the appropriate committee, or the appropriate individual director, as applicable.

DIRECTOR COMPENSATION

Under the terms of our 2006 Amended and Restated Equity Compensation Plan (the “2006 Plan”), we make automatic formula grants of nonqualified stock options to our non-employee directors and members of committees of our Board as described below. All stock-based compensation for our non-employee directors is governed by our 2006 Plan or its predecessor, our 1996 Equity Compensation Plan. All options granted under the automatic formula grants, have an exercise price equal to the fair market value per common share as determined by the per share price as of the close of business on the date of grant and have a five-year term. Options are granted to directors under the 2006 Plan as follows:

•	on the date a non-employee director becomes a director, he or she is granted options to purchase 4,375 shares of our common stock;

•	on the date a director first becomes a member of the Audit Committee, he or she is granted options to purchase 3,750 shares of our common stock;

•	on the date a director first becomes a member of the Corporate Governance, Nominating and Compensation Committee, he or she is granted options to purchase 2,500 shares of our common stock; and

•

On each date on which we hold our annual meeting of shareholders, each non-employee director in office immediately before and after the annual election of directors receives an automatic grant of options to purchase 3,750 shares of our common stock.

Initial option grants become exercisable in full upon the completion of one (1) year of Board service measured from the date of grant. Annual option grants become exercisable in full upon the completion of Board service through the earlier of (i) one (1) year measured from the date of grant or (ii) the date of the annual shareholder meeting following the date of grant. All formula option grants become exercisable on an accelerated basis upon a change of control or the non- employee director’s termination of Board service by reason of death or disability.

Each non-employee member of the Board will also receive $30,000 annually, the Chairman of the Board will receive $15,000, each Chair of the Audit Committee and Corporate Governance, Nomination and Compensation Committee will receive $7,500, and each member of the Audit Committee and Corporate Governance, Nomination and Compensation Committee will receive $12,000. No fees are payable to directors for attendance at regular or specially called meetings of the Board. All annual fees are paid to our directors in quarterly installments.

Directors who are employees receive no additional or special compensation for serving as directors.

We also purchase directors’ and officers’ liability insurance for the benefit of our directors and officers as a group in the amount of $30 million. We also reimburse our directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board or its committees.

The table below shows all compensation paid to each of our non-employee directors during 2020. Each of the directors listed below served for the entire year.

Name	Fees earned or paid in cash ($)		Option awards ($)(1)		Total ($)
(a)	(b)		(d)		(h)
Allen Karp		76,500		69,188	145,688
Rawleigh Ralls		42,000		69,188	111,188
Erez Gissin		42,000		69,188	111,188
Robin Chase		42,000		69,188	111,188
Jeffrey Schwartz		61,500		69,188	130,688
Brad Burnham		30,000		69,188	99,188
		294,000		415,128	709,128

(1)

On September 8, 2020 under the 2006 Plan, our non-employee directors were awarded these automatic formula option grants. Under the 2006 Plan, these options vest one year after the grant date and carry an exercise price of $68.41. All these options remained outstanding as of December 31, 2020 and have a five-year term. The aggregate grant date fair value of the option grants was calculated in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718 and based on the Black-Scholes option-pricing model and used the same assumptions that are set forth in “Note 14 – Stock Option Plans” of the Notes to the Consolidated Financial Statements including Part II, Item 8 of the 2020 Annual Report.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy

We recognize that our success depends to a great degree on the integrity, knowledge, imagination, skill, diversity and teamwork of our employees. To this end, attracting and retaining the level of executive talent we need to be successful in accomplishing our mission of providing simple useful services that help people unlock the power of the Internet is a key objective of our executive compensation program. Our executive compensation program is designed to ensure we have the talent we need to maintain our current high-performance standards and grow our business for the future. As such, we aim to provide competitive compensation packages for all our key positions, including our Named Executive Officers (“NEOs”) that are guided by market rates and tailored to account for the specific needs and responsibilities of the particular position as well as the performance and unique qualifications of the individual employee.

This Compensation Discussion and Analysis (“CD&A”) provides comprehensive information about our executive compensation program for our Fiscal 2020 NEOs, who are listed below, and provides context for the decisions underlying the compensation reported in the executive compensation tables in this proxy statement and our 2020 Annual Report. Our NEOs are:

Elliot Noss	President and Chief Executive Officer (“CEO”)
Davinder Singh	Chief Financial Officer (“CFO”)
Bret Fausett	Chief Legal Officer & General Counsel (“General Counsel”)
Justin Reilly	Chief Product Officer (“CPO”)
David Woroch	Executive Vice-President, Domains (“EVP, Domains”)

Our philosophy is to provide a mix of compensation that motivates our executives to achieve our short and long- term performance goals in a market-competitive and fiscally responsible way, which in turn will create value for our shareholders. We achieve our objectives by designing our executive compensation program so that a substantial amount of our NEOs’ compensation is performance-based to ensure the actual compensation paid to our executives is appropriately aligned with our Company’s performance and our shareholders’ long-term interests. In addition, we also link individual compensation to Company performance by virtue of the stock options granted by the Company. More specifically, our executive compensation programs are designed to:

•	Provide an appropriate mix of fixed and variable compensation to attract, retain and motivate key executives;

•

Provide a substantial portion of our executive compensation that is performance-based, on a company or service basis, to support creation of long-term shareholder value, Adjusted EBITDA for Compensation (as defined below) growth and operational efficiency without encouraging excessive risk taking;

•	Target compensation at the 50th percentile of market levels; and

•	Promote internal equity by offering comparable pay to executives whom we expect to make roughly equivalent contributions, while differentiating executives’ compensation arrangements when appropriate.

Overview of Pay Elements and Linkage to Compensation Philosophy and Objectives

We believe the following elements of our compensation program help us to realize our compensation philosophy and objectives:

Pay Element	Characteristics	Compensation Philosophy and Objectives	Factors Considered to Determine Awards
Salary	Annual fixed cash compensation	Provides a competitive and stable component of income to our executives	• Job responsibilities • Experience • Individual contributions • Future potential • Internal pay equity • Effect on other elements of compensation and benefits including target bonus amounts
Short-Term Incentive Bonus	Annual variable cash compensation based on the achievement of pre- established annual performance measures based on Adjusted EBITDA for Compensation

Provides competitive short- term incentive opportunities for our executives to earn annual cash bonuses based on performance objectives that, if attained, can reasonably be expected to (i) promote our business and strategic objectives and (ii) correspond to those paid to similarly- situated and comparably skilled executives at peer companies

• Company performance measures • Service performance measures
Stock Options Grants	Annual long-term equity awards that vest over four years	Provides variable compensation that helps to retain executives and ensures our executives’ interests are aligned with those of shareholders to grow long- term value	• Job responsibilities • Individual contributions • Future potential • Value of vested and unvested outstanding equity awards • Internal pay equity

The weight of each of these components has to date not been determined by any particular formula, although our overall mix of total compensation has historically emphasized retention value. The specific mix of components has been and will continue to be within the discretion and business judgment of our Board and the Corporate Governance, Nominating and Compensation Committee, which has placed greater emphasis on considerations specific to the individual holding a particular executive position rather than on general market data.

Role of Shareholder Say-on-Pay Votes

We provide our shareholders with the opportunity to cast a triennial advisory vote on executive compensation, or a Say-on-Pay proposal. At our annual meeting of shareholders held on September 8, 2020, 96% of the votes cast on the Say-on-Pay proposal at that meeting were voted in favor of the compensation of our NEOs, as described in the proxy statement for the 2020 annual meeting. Accordingly, the Corporate Governance, Nominating and Compensation Committee believes that this affirms shareholder support for our executive compensation policies and practices, and no material changes have been made to such policies and practices as a result of our Say-on-Pay proposal and voting results in September 2020.

At the 2020 Annual Meeting, a majority of our shareholders approved, as recommended by our Board, a proposal for our shareholders to be provided with the opportunity to cast a non-binding advisory vote on compensation of our NEOs every three years. Our Board believed that this frequency would be appropriate as a triennial vote would provide the Company with sufficient time to engage with shareholders to understand and respond to the “say-on-pay” vote results and to put in place any changes to the Company’s compensation program as a result of such discussions, if necessary. The next shareholder advisory (non-binding) vote on executive compensation will be held at our 2023 Annual Meeting.

Role of Compensation Consultant and Use of Market Data

Our Corporate Governance, Nominating and Compensation Committee is authorized to retain the services of one or more executive compensation advisors, as it deems appropriate, in connection with the establishment and maintenance of our executive compensation programs and related policies. The Corporate Governance, Nominating and Compensation Committee engaged Integrated HR & Compensation Solutions (“ICS”) to provide compensation advisory services to advise the committee on its executive compensation program for 2020 and make recommendations for any changes needed in order for executive compensation to be at the median of market data.

ICS worked with our Chief People Officer to (i) establish executive compensation benchmarking points, (ii) establish appropriate market-based compensation ranges for executive employees, (iii) provide advice and recommendations related to our long term incentive programs (“LTIPs”) and short term incentive programs (“STIPs”), (iv) analyze and compare to prevalent market practices for comparable roles our total compensation mix (i.e. base salary, LTIPs and STIPs) for our executives and (v) provide a software tool to assist the Company in its executive compensation planning efforts.

In establishing market comparators for the executive team, ICS consulted market data as provided by Mercer’s Benchmark Database compensation survey and the most recent publicly filed compensation disclosures of companies of comparable size and scope.

In electing to engage ICS, the Committee took into consideration all factors relevant to the Consultant’s independence and concluded that no conflict of interest existed.

Determining Total Compensation

With respect to each NEO, in determining total compensation, the Corporate Governance, Nominating and Compensation Committee considers the Company’s compensation philosophy as outlined above, comparative market data and specific factors relative to each NEO’s responsibilities and performance. We do not specifically benchmark compensation for our NEOs in terms of picking a particular percentile relative to other people with similar titles at peer group companies. We believe that many subjective factors unique to each NEO’s responsibilities and performance are not adequately reflected or otherwise accounted for in a percentile-based compensation determination.

In addition, in determining the appropriate level of total compensation for our NEOs, the Corporate Governance, Nominating and Compensation Committee (i) reviews and considers the performance of each NEO, and (ii) considers, for each NEO, the estimated amount of total compensation:

●	we would be willing to pay to retain that person;
●	we would have to pay to replace the person; and
●	the individual could otherwise command in the employment marketplace.

Our Chief People Officer reviews comparative data derived from market research and publicly available information for each of the NEOs and then recommends compensation levels for all employees to our CEO. The CEO then, after consultation with the Chief People Officer makes recommendations to the Corporate Governance, Nominating and Compensation Committee regarding total compensation for each NEO other than the CEO; that recommendation is sent to the Corporate Governance, Nominating and Compensation Committee directly by the Chief People Person. The Corporate Governance, Nominating and Compensation Committee reviews and discusses the information and then determines the total compensation for each NEO, as it deems appropriate.

The CEO’s total compensation is determined by the Corporate Governance, Nominating and Compensation Committee outside the presence of the CEO. The Committee’s decision regarding total compensation for the CEO is based on the philosophy outlined above and includes a review of comparative data and consideration of the accomplishments of the CEO in developing the business strategy for the Company, the performance of the Company relative to this strategy and his ability to attract and retain senior management. In establishing the CEO’s total compensation, the Corporate Governance, Nominating and Compensation Committee is also mindful of the prior results of the shareholders’ Advisory Vote on Executive Compensation.

Base Salary

We provide a base salary to our NEOs to compensate them for services rendered on a day-to-day basis during the year and to provide sufficient fixed cash compensation to allow them to focus on their ongoing responsibilities. The base salaries of all executive officers, including our NEOs, are reviewed annually and adjusted when necessary to reflect individual roles and performance as well as market conditions.

In connection with the Corporate Governance, Nominating and Compensation Committee’s annual review process, the Committee approved a new targeted total compensation structure for our NEOs, including an increase to base and incentive bonus compensation.  The Committee approved the increase in compensation in a phased approach with 50% of the increase implemented in 2020, 25% implemented in 2021 and 25% of the increase being implemented in 2022.

Annual Cash Incentive Bonuses

We use annual cash incentive bonuses to communicate specific goals that are of primary importance during the coming year and motivate our senior officers and NEOs to achieve these goals. Each year, we assess if our corporate financial and strategic objectives are optimally aligned with our management incentive compensation plan to motivate and reward our senior executives, including our NEOs, to attain specific short-term performance objectives that, in turn, further our long- term business objectives. These objectives are based upon corporate or service-related targets, rather than individual objectives. In setting target payout levels under our management incentive compensation plan, our Corporate Governance, Nominating and Compensation Committee considers historical payouts, the total cost to the company should performance objectives be achieved and our retention needs.

The Corporate Governance, Nominating and Compensation Committee determines the initial level of funding for the annual incentive bonus pools during the annual budgeting process and approves provisional quarterly payments, computed on a pro-rata basis, based on quarterly minimum year-to-date targets for our senior officers, including NEOs, taking into account the Company’s actual performance on a year-to-date basis. To ensure that our annual target remains the primary consideration and to mitigate the risk of overpayment of bonuses, any quarterly payments are subject to a discretionary holdback percentage, which has historically been set at 25% but may be adjusted each quarter should circumstances warrant it. The Corporate Governance, Nominating and Compensation Committee retains the right to interpret, rescind, prescribe, amend or suspend payment under our management incentive compensation plan at any time. Changes made by the Corporate Governance, Nominating and Compensation Committee will however, only be on a prospective basis, so will not impact any quarterly rights our NEO’s and senior officers may have up to the date of the change.

The performance goals under our management incentive compensation plan consists of two components; namely, an incentive bonus and an overachievement bonus, each with established thresholds and maximum achievement levels.

For the incentive bonus component, achievement of established targets for each NEO will equate to 100% of the bonus being paid. Where 75% of an established target is achieved (“floor level”) this will result in 50% of the bonus being paid. Below the floor level no bonus is payable. In those cases, where achievement is between the floor level and the established target, straight-line interpolation is applied from the established target levels.

To further incent our senior management and NEOs to promote our business and strategic objectives; to the extent that the Company’s actual performance exceeds the Company’s Adjusted EBITDA for compensation goals (“overachievement target”), the Corporate Governance, Nominating and Compensation Committee sets aside 30% of the overachievement target in an overachievement pool to reward our senior management, employees and NEOs. At the discretion of the Corporate Governance, Nominating and Compensation Committee, approximately 40% of the overachievement pool has been allocated to the NEOs and is shared equally among them.

Incentive Bonus Program

The table below summarizes the 2020 and 2021 incentive bonus opportunities for our NEOs.

Named Officer	Target incentive Bonus Opportunity(1) ($)		Basis for Target incentive Bonus
	2021	2020
Elliot Noss	229,427	161,437	100% Corporate Adjusted EBITDA for Compensation(2)
Davinder Singh	105,604	41,383	100% Corporate Adjusted EBITDA for Compensation(2)
Bret Fausett	97,335	63,000	100% Corporate Adjusted EBITDA for Compensation(2)
Justin Reilly	109,849	98,494	100% Corporate Adjusted EBITDA for Compensation(2)
David Woroch	129,250	105,815	100% Domain Services targets

(1)

All dollar amounts below are shown U.S. dollars. Amounts payable in Canadian dollars for 2020 have been converted into U.S. dollars based upon the exchange rate of 1.3385 Canadian dollars for each U.S. dollar, the average Oanda exchange rate for 2020..

(2)

Adjusted EBITDA for Compensation is a non-GAAP measure and excludes depreciation, amortization of intangibles, income tax provision, interest expense, interest income, stock-based compensation, asset impairment, loss on the disposal of Ting Mobile customer assets, gains and losses from unrealized foreign currency transactions and infrequently occurring items including acquisition and transition costs. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars and infrequently occurring items. Under relevant SEC rule, we are not required to present reconciliation of Adjusted EBITDA for Compensation to GAAP financial measures if Adjusted EBITDA for Compensation is presented in connection with disclosure of target levels in the CD&A.

Our Corporate Governance, Nominating and Compensation Committee met in February 2021 and determined the achievement of the financial objectives applicable under the management incentive compensation plan for 2020 had been fully achieved. As the Company met its Adjusted EBITDA for Compensation targets for the fiscal year ended December 31, 2020, the Corporate Governance, Nominating and Compensation Committee assessed that 100% of the incentive bonuses for all our NEO’s was payable.

In connection with the Corporate Governance, Nominating and Compensation Committee’s annual review process, the Committee also approved a new set of performance goals under our management incentive compensation plan for Fiscal 2021 and decided not to increase the incentive bonus target opportunity for our NEOs.

Overachievement Bonus Program

The Overachievement Bonus Program is designed to further incent our employees, senior management and NEOs to exceed the Company’s Adjusted EBITDA for compensation goals. In assessing our overall performance for Fiscal 2020, the Corporate Governance, Nominating and Compensation Committee deemed that no overachievement bonus should be payable for Fiscal 2020.

2021 Compensation

In connection with the Corporate Governance, Nominating and Compensation Committee’s annual review process, the Committee approved a new targeted total compensation structure for our NEOs, including an increase to base and incentive bonus compensation.  The Committee approved the increase in compensation in a phased approach with 50% of the increase implemented in 2020, 25% of the increase implemented in 2021 and 25% being implemented in 2022.  The Committee, at its discretion, may accelerate or defer the change for 2022 based on the Company’s performance.

Equity-Based Awards

We believe that equity-based awards encourage our NEOs to focus on the long-term performance of our business. Our Board grants equity awards to executives and other employees in order to enable them to participate in the long-term appreciation of our stock price. Additionally, we believe our equity awards provide an important retention tool for our NEOs, as they are subject to multi-year vesting.

Historically, we have granted equity-based awards in the form of stock options, including options granted at the commencement of employment and additional awards each year. The size of the initial option grant made to each NEO upon joining our company is primarily based on competitive conditions applicable to the NEO's specific position. For subsequent equity grants to our NEOs, our Corporate Governance, Nominating and Compensation Committee receives input from our CEO and Vice President, Human Resources.

In connection with its annual review process, the Corporate Governance, Nominating and Compensation Committee approved, effective May 28, 2020, the following stock option awards to our NEOs. These stock options vest in equal installments on each of the first four anniversaries of the grant date, generally subject to the NEO’s continued employment with us.

Name	Number of stock options	Aggregate Grant Date Fair Value (US Dollars)
Elliot Noss	4,500	$90,315
Davinder Singh	2,250	$45,158
Bret Fausett	2,250	$45,158
Justin Reilly	2,250	$45,158
David Woroch	2,250	$45,158

Additionally, in connection with its annual review process, the Corporate Governance, Nominating and Compensation Committee approved, effective May 12, 2021, the following stock option awards to our NEOs. These stock options vest in equal installments on each of the first four anniversaries of the grant date, generally subject to the NEO’s continued employment with us.

Name	Number of stock options	Aggregate Grant Date Fair Value (US Dollars)
Elliot Noss	5,000	125,719
Davinder Singh	5,000	125,719
Bret Fausett	5,000	125,719
Justin Reilly	4,000	100,575
David Woroch	4,000	100,575

Severance and Change of Control Benefits

Our Board believes that it is necessary to offer senior members of our executive team severance benefits to ensure that they remain focused on executing our strategic plans, including in the event of a proposed or actual acquisition. We have entered into employment agreements with our NEOs to provide them with severance benefits upon an involuntary termination of employment under specified circumstances prior to and following a change of control. The terms of these agreements are described below in "Potential Payments on Termination or Change in Control."

Perquisites

We do not provide any significant perquisites or other personal benefits to our NEOs.

Benefits

We provide the following benefits, which we believe are typical of the companies with which we compete for employees, to our NEO’s:

•	healthcare insurance;
•	life insurance and accidental death and dismemberment insurance;
•	long term disability insurance;
•	a registered retirement savings matching program;
•	a healthcare spending account;
•	a car allowance;
•	an annual medical; and
•	an employee assistance program.

Certain Corporate Governance Considerations

We currently do not require our executive officers to own a particular number of shares of our common stock. The Corporate Governance, Nominating and Compensation Committee is satisfied that stock and option holdings among our executive officers are sufficient at this time to provide motivation and to align their interests with those of our shareholders. However, we prohibit all directors and employees from hedging their economic interest in the Company securities that they hold.

Tax Considerations

We do not provide any tax gross-ups to our executive officers or directors.

In designing our compensation programs, the Corporate Governance, Nominating and Compensation Committee considers the financial accounting and tax consequences to Tucows as well as the tax consequences to our employees. In determining the aggregate number and mix of equity grants in any fiscal year, the Corporate Governance, Nominating and Compensation Committee and management consider the size and share-based compensation expense of the outstanding and new equity awards. Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s Chief Executive Officer and the three other most highly compensated executive officers as of the end of any fiscal year, other than the Chief Financial Officer. However, certain types of performance-based compensation are excluded from the $1 million deduction limit if specific requirements are met.

The Committee considers the impact of Section 162(m) when designing our Executive Compensation Program and structured our Executive Bonus Plan, stock plans and performance share programs so that a number of awards may be granted under these plans and programs in a manner that complies with the requirements imposed by Section 162(m). Tax deductibility is not the primary factor used by the Committee in setting compensation, however, and corporate objectives may not necessarily align with the requirements for full deductibility under Section 162(m). We believe it is important to preserve flexibility in administering compensation programs as corporate objectives may not always be consistent with the requirements for full deductibility. While our Corporate Governance, Nominating and Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our NEOs, our Corporate Governance, Nominating and Compensation Committee may exercise discretion to pay non-deductible compensation if following the requirements of Section 162(m) would not be in the interests of our shareholders.

Compensation Risk Assessment

The Corporate Governance, Nominating and Compensation Committee oversaw the performance of a risk assessment of our executive compensation program to ascertain any potential material risks that may be created by this program. Because performance-based incentives are used in our executive compensation program, it is important to ensure that these incentives do not result in our NEOs taking unnecessary or excessive risks or any other actions that may conflict with our long-term interests. The Corporate Governance, Nominating and Compensation Committee considered the following attributes of our Executive Compensation Program:

•	the balance between short- and long-term incentives;
•

use of qualitative as well as quantitative performance factors in determining compensation payouts, including minimum and maximum performance thresholds, funding that is based on actual results measured against pre- approved financial and operational goals and metrics that are clearly defined;

•	incentive compensation that includes a stock component where value is best realized through long-term appreciation of shareholder value; and
•	incentive compensation components that are paid or vest over an extended period.

The Corporate Governance, Nominating and Compensation Committee focuses primarily on the compensation of our NEOs because risk-related decisions depend predominantly on their judgment. The Corporate Governance, Nominating and Compensation Committee believes that risks arising from our policies and practices for compensation of other employees are not reasonably likely to have a material adverse effect on us.

Compensation Committee Interlocks and Insider Participation

The members of the Corporate Governance, Nominating and Compensation Committee of our Board during 2020 were Messrs. Karp (Chair), Schwartz and Ralls and Ms. Chase. To ensure that our compensation policies are administered in an objective manner, our Corporate Governance, Nominating and Compensation Committee is comprised entirely of independent directors. None of the members of our Corporate Governance, Nominating and Compensation Committee has ever been an officer or employee of the Company or its subsidiaries. None of our executive officers serves as a member of the Board or compensation committee of any entity that has one or more executive officers on our Board or Corporate Governance, Nominating and Compensation Committee.

Compensation Committee Report

The Corporate Governance, Nominating and Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Corporate Governance, Nominating and Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the following members of the Corporate Governance, Nominating and Compensation Committee:

Allen Karp, Chair
Rawleigh Ralls Jeffrey Schwartz
Robin Chase

Summary Compensation Table

The following Summary Compensation table provides a summary of the compensation earned by our NEOs, including our Chief Executive Officer, our Chief Financial Officer, and our next three most highly compensated executive officers for services rendered in all capacities during 2020. Specific aspects of this compensation are dealt with in further detail in the tables that follow. All dollar amounts below are shown in U.S. dollars. If necessary, amounts that were paid in Canadian dollars during Fiscal 2020 were converted into U.S. dollars based upon the exchange rate of 1.3385 Canadian dollars for each U.S. dollar, which represents the average Oanda exchange rate for 2020.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards ($)	Option Awards (2) ($)	All Other Compensation (3) ($)	Total ($)
(a)	(b)	(c)	(d)		(f)	(i)	(j)

Elliot Noss	2020	$359,143	$204,713	$—	$90,315	$7,845	$662,016
President and Chief Executive Officer	2019	321,932	111,252	—	95,760	7,911	536,855
	2018	320,587	141,359	—	105,930	8,111	575,987

Davinder Singh	2020	234,511	82,077	—	45,158	6,724	368,470
Chief Financial Officer	2019	205,643	28,519	—	47,880	6,781	288,823
	2018	229,915	34,254	—	52,965	6,953	324,087

Bret Fausett	2020	270,375	86,250	—	45,158	-	401,783
Chief Legal Officer	2019	254,846	44,100	—	47,880	—	346,826
	2018	250,000	51,660	—	26,483	—	328,143

Justin Reilly (4)	2020	291,371	96,152	—	45,158	1,121	433,802
Chief Product Officer	2019	79,939	17,140	—	256,410	188	353,677

David Woroch	2020	246,838	120,950	—	45,158	6,724	419,670
Executive Vice President, Domains	2019	216,453	91,673	—	47,880	6,781	362,787
	2018	215,677	99,041	—	52,965	6,953	374,432

(1)	Represents bonus earned under our incentive programs during the fiscal years ended December 31, 2020, 2019 and 2018.

Of the 2020 amount, the following amounts were paid in February 2021:

Elliot Noss	$89,561
Davinder Singh	$35,909
Bret Fausett	$37,582
Justin Reilly	$42,066
David Woroch	$52,916

Of the 2019 amount, the following amounts were paid in February 2020:

Elliot Noss	$54,037
Davinder Singh	$13,852
Bret Fausett	$21,420
Justin Reilly	$14,202
David Woroch	$42,450

Of the 2018 amount, the following amounts were paid in February 2019:

Elliot Noss	$58,461
Davinder Singh	$14,986
Bret Fausett	$22,601
David Woroch	$41,790

(2)

Represents the aggregate grant date fair value of such awards, calculated in accordance with FASB ASC 718. Please see “Note 14 – Stock Option Plans” of the Notes to Consolidated Financial Statements included in Part II, Item 8 of the 2020 Annual Report, for a discussion of the assumptions underlying these calculations.

(3)	Amounts reported in this column are comprised of the following items:

		Additional
		Health	Car	All Other
		Spending	Allowance	Compensation
	Year	Credits ($)	($)	($)

Elliot Noss	2020	$1,121	$6,724	$7,845
	2019	1,130	6,781	7,911
	2018	1,159	6,952	8,111

Davinder Singh	2020	1,121	5,603	6,724
	2019	1,130	5,651	6,781
	2018	1,159	5,794	6,953

Bret Fausett	2020	—	—	—
	2019	—	—	—
	2017	—	—	—

Justin Reilly	2020	1,121	—	1,121
	2019	188	—	188

David Woroch	2020	1,121	5,603	6,724
	2019	1,130	5,651	6,781
	2018	1,159	5,794	6,953

(4) Mr. Reilly joined the Company in August, 2019.

CEO Pay Ratio

In August 2015 pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (‟PEO”). The Company’s PEO is Mr. Noss. The annual total compensation for fiscal year 2020 for our PEO was $662,016, and for the median employee was $42,998. The resulting ratio of our PEO’s pay to the pay of our median employee for fiscal year 2020 is 15 to 1.

The measurement was prepared as of December 31, 2020 based on active employees as at that date and total compensation for the annual period then ended. The Company utilized tax records to determine the total annual compensation based on gross employment income for each individual Form W-2 or equivalent for our international subsidiaries. Gross employment income includes salaries, bonuses, company medical benefits, car allowance and benefits from exercise of stock-options. We determined the compensation of our median employee (i) by calculating the annual total compensation described above for each of our employees, (ii) ranking the annual total compensation of all employees except for the PEO from lowest to highest and (iii) determining the Median Employee. The Median Employee’s Fiscal 2020 compensation was then determined in a manner consistent with the Summary Compensation Table above and compared to the PEO to derive the ratio.

Grants of Plan-Based Awards

The following table sets forth information concerning plan-based awards granted to our NEOs in 2020:

Name	Grant date	All other option awards: Number of shares underlying options	Exercise or base price of option awards	Grant date fair value of option awards (1)

Elliot Noss	5/28/2020	4,500	$60.01	$90,315
Davinder Singh	5/28/2020	2,250	$60.01	$45,158
Bret Fausett	5/28/2020	2,250	$60.01	$45,158
Justin Reilly	5/28/2020	2,250	$60.01	$45,158
David Woroch	5/28/2020	2,250	$60.01	$45,158

(1) Represents the grant date fair value of such awards, calculated in accordance with FASB ASC 718. Please see “Note 14 – Stock Option Plans” of Notes to Consolidated Financial Statements included in Part II, Item 8 of the 2020 Annual Report, for a discussion of the assumptions underlying these calculations.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options held by the named executive officers as of December 31, 2020:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Elliot Noss	10,000	—	19.41	12/31/2021
	10,000	—	21.10	12/31/2022
	2,250	2,250	64.10	6/4/2025
	1,125	3,375	62.12	5/27/2026
	—	4,500	60.01	5/27/2027
	23,375	10,125

Davinder Singh	2,000	—	19.95	2/11/2023
	5,000	—	19.95	2/11/2023
	1,500	500	55.65	7/23/2024
	1,125	1,125	64.10	6/4/2025
	562	1,688	62.12	5/27/2026
	—	2,250	60.01	5/27/2027
	10,187	5,563

Bret Fausett	7,500	2,500	53.20	9/4/2024
	562	563	64.10	6/4/2025
	562	1,688	62.12	5/27/2026
	—	2,250	60.01	5/27/2027
	8,624	7,001

Justin Reilly	*5,000	—	55.19	9/15/2026
	2,250	6,750	55.19	9/15/2026
	—	2,250	60.01	5/27/2027
	7,250	9,000

David Woroch	5,000	—	19.41	12/31/2021
	5,000	—	21.10	12/31/2022
	1,125	1,125	64.10	6/4/2025
	562	1,688	62.12	5/27/2026
	—	2,250	60.01	5/27/2027
	11,687	5,063

*	These grants vest 100% six months after issuance.

The stock options grants listed in the above table were issued under our 2006 Plan.

Option Exercises and Stock Vested

During Fiscal 2020 options exercised and vested for our named executive officers were as follows:

Name	Options exercised during Fiscal 2020	Options vested during Fiscal 2020

Elliot Noss	6,250	5,875
Davinder Singh	-	4,689
Bret Fausett	-	3,907
Justin Reilly	-	7,813
David Woroch	6,250	2,939

Under the 2006 Plan, these options vest over a period of four years and have a seven-year term. These options are not exercisable for one year after the grant. Thereafter they become exercisable at the rate of 25% per annum, becoming fully exercisable after the fourth year.

Potential Payments on Termination or Change In Control

We have certain agreements that require us to provide compensation to our NEOs in the event of a termination of employment or a change in control of Tucows. These agreements are summarized following the table below and do not include any payment for termination for cause. The tables below show estimated compensation payable to each NEO upon various triggering events. Actual amounts can only be determined upon the triggering event.

Elliot Noss (1)	Termination	Change in
2020	without Cause (Dollar amounts in U.S. dollars)	Control (Dollar amounts in U.S. dollars)
Compensation
Base Salary/Severance (2)	$718,286	$2,718,286
Bonus Plan (3)	287,314	287,314
Acceleration of Unvested Equity Awards (4)	124,212	124,212

Benefits (5)
Car Allowance	13,448	13,448
Healthcare Flexible Spending Account	2,242	2,242

	$1,145,502	$3,145,502

Davinder Singh (1)	Termination	Change in
2020	without Cause (Dollar amounts in U.S. dollars)	Control (Dollar amounts in U.S. dollars)
Compensation
Base Salary/Severance (2)	$195,426	$—
Bonus Plan (3)	68,399	—
Acceleration of Unvested Equity Awards (4)	119,892	—

Benefits (5)
Car Allowance	4,669	—
Healthcare Flexible Spending Account	934	—

	$389,320	$—

Bret Fausett (1)	Termination	Change in
2020	without Cause (Dollar amounts in U.S. dollars)	Control (Dollar amounts in U.S. dollars)
Compensation
Base Salary/Severance (2)	$202,781	$—
Bonus Plan (3)	64,890	—
Acceleration of Unvested Equity Awards (4)	61,091	—

Benefits (5)
Car Allowance	—	—
Healthcare Flexible Spending Account	—	—

	$328,762	$—

Justin Reilly (1)	Termination	Change in
2020	without Cause (Dollar amounts in U.S. dollars)	Control (Dollar amounts in U.S. dollars)
Compensation
Base Salary/Severance (2)	$169,966	$—
Bonus Plan (3)	56,089	—
Acceleration of Unvested Equity Awards (4)	94,011	—

Benefits (5)
Car Allowance	—	—
Healthcare Flexible Spending Account	654	—

	$320,720	$—

David Woroch (1)	Termination	Change in
2020	without Cause (Dollar amounts in U.S. dollars)	Control (Dollar amounts in U.S. dollars)
Compensation
Base Salary/Severance (2)	$493,677	$493,677
Bonus Plan (3)	241,902	241,902
Acceleration of Unvested Equity Awards (4)	26,654	26,654

Benefits (5)
Car Allowance	11,206	11,206
Healthcare Flexible Spending Account	2,242	2,242

	$775,681	$775,681

(1)	For the purpose of the table we assumed an annual base salary at the executive’s level as of December 31, 2020.
(2)

Severance for Mr. Noss is compensation for one year plus one-month additional compensation for each completed year of service.  Total compensation is capped at 24 months. For Messrs. Singh, Fausett, Reilly and Woroch, severance compensation is for six months plus one-month additional compensation for each completed year of service. Total compensation is capped at 24 months.

(3)	For the purpose of the table we assumed that the annual incentive bonus target as of December 31, 2020 had been achieved and that no overachievement bonus or special bonuses would be payable.
(4)

For purposes of the above table, we have assumed that if we terminate Mr. Noss without cause all his unvested options vest automatically and that for Messrs. Singh, Fausett, Reilly and Woroch, their options continue to vest through any severance period. On a change in control we have assumed that all unvested options for Mr. Noss vest automatically and that for Messrs. Singh, Fausett, Reilly and Woroch, their options continue to vest through and until the end of any severance period. Amounts disclosed in this table equal the closing market value of our common stock as of December 31, 2020, minus the exercise price, multiplied by the number of unvested shares of our common stock that would vest. The closing market value of our common stock on December 31, 2020 was $73.89.

(5)

Pay for unused vacation, extended health, matching registered retirement savings plan benefit, life insurance and accidental death and dismemberment insurance are standard programs offered to all employees and are therefore not reported.

Employment Agreements—Termination

Employment contracts are currently in place for each of our NEOs. These employment contracts detail the severance payments that will be provided on termination of employment and the consequent obligations of non-competition and non-solicitation.

The following details the cash severance payment that will be paid to each of our NEOs in the event of termination without cause or termination for good reason.

Upon termination without cause, Messrs. Woroch, Singh, Reilly and Fausett are each entitled to a severance payment in the amount of six months’ compensation plus one months’ compensation for each additional completed year of service. Severance payments can be made in equal monthly installments. Messrs. Woroch, Singh, Reilly and Fausett are each bound by a standard non-competition covenant for a period of twelve months following their termination.

Mr. Noss’s employment agreements is subject to early termination by us due to:

●	the death or disability of the executive;
●	for “cause;” or
●	without “cause.”

If we terminate Mr. Noss without “cause,” he is entitled to receive 12 months of compensation plus one month of compensation for each year of service, to a maximum of 24 months of compensation.

For purposes of the employment agreements, “cause” is defined to mean the executive’s conviction (or plea of guilty or nolo contendere) for committing an act of fraud, embezzlement, theft or other act constituting a felony or willful failure or an executive’s refusal to perform the duties and responsibilities of his position, which failure or refusal is not cured within 30 days of receiving a written notice thereof from our Board.

Employment Agreements—Change in Control

Under his employment agreements, Mr. Noss is also entitled to the change in control benefits described in the following paragraph if:

●	the executive resigns with or without “good reason” within the 30-day period immediately following the date that is six months after the effective date of the “change in control;” or
●	within 18 months after a “change in control” and executive’s employment is terminated either:
●	without “cause;” or
●	by resignation for “good reason”

If an executive’s employment is terminated following a change in control under the circumstances described in the preceding paragraph, the executive is entitled to receive a lump sum payment based upon the fair market value of the Company on the effective date of the “change in control” as determined by our Board in the exercise of good faith and reasonable judgment taking into account, among other things, the nature of the “change in control” and the amount and type of consideration, if any, paid in connection with the “change in control.” Depending on the fair market value of the company, the lump sum payments range from $375,000 to $2 million for Mr. Noss. In addition to the lump sum payments, all stock options held by Mr. Noss will be immediately and fully vested and exercisable as of the date of termination.

A “change in control” is generally defined as:

●	the acquisition of 50% or more of our common stock;
●	a change in the majority of our Board unless approved by the incumbent directors (other than as a result of a contested election); and
●	certain reorganizations, mergers, consolidations, liquidations or dissolutions, unless certain requirements are met regarding continuing ownership of our outstanding common stock.

“Good reason” is defined to include the occurrence of one or more of the following:

●

the executive’s position, management responsibilities or working conditions are diminished from those in effect immediately prior to the change in control, or he is assigned duties inconsistent with his position;

●	the executive is required to be based at a location in excess of 30 miles from his principal job location or office immediately prior to the change in control;
●	the executive’s base compensation is reduced, or the executive’s compensation and benefits taken as a whole are materially reduced, from those in effect immediately prior to the change in control; or
●	we fail to obtain a satisfactory agreement from any successor to assume and agree to perform our obligations to the executive under his employment agreement.

Pension Benefits

The Company does not currently have a defined pension plan.

Non-qualified Deferred Compensation

The Company does not currently have an executive defined income plan.

AUDIT COMMITTEE REPORT

The purposes of the Audit Committee are described on page 13 of this proxy statement under the caption “Corporate Governance—Committees” and in the charter of the Audit Committee. In particular, it is the Audit Committee’s duty to review the accounting and financial reporting processes of the Company on behalf of the Board. In fulfilling our responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in our 2020 Annual Report with our management and also with KPMG LLP, our independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls, and has represented to the Audit Committee that such financial statements were prepared in accordance with GAAP. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

In performing its oversight function, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2020 with management and KPMG LLP, the Company’s independent registered public accounting firm. The Audit Committee also discussed with KPMG LLP all matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee, with and without management present, reviewed and discussed the results of KPMG LLP’s examination of the Company’s financial statements. Furthermore, the Audit Committee discussed with KPMG LLP their independence from management and the Company and the Audit Committee received written disclosures and the letter from KPMG LLP required by the applicable PCAOB requirements regarding the independent accountant’s communications with the Audit Committee concerning independence.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, management is required to prepare a report as to its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, and KPMG LLP is required to prepare an attestation report with respect to the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviewed and discussed with management its report regarding its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, and reviewed and discussed with KPMG LLP its report as to the effectiveness of the Company’s internal control over financial reporting. Management’s report and KPMG LLP’s report are each included in the 2020 Annual Report.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board that our audited consolidated financial statements be included in our 2020 Annual Report as filed with the SEC.

Audit Committee Members
Jeffrey Schwartz, Chair
Allen Karp
Erez Gissin

PROPOSAL No. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has served as our independent auditor since our merger with Tucows Delaware in August 2001. The Audit Committee of our Board has appointed KPMG LLP as the independent registered public accounting firm of the Company and our subsidiaries for the year ending December 31, 2021. Although shareholder approval is not required, our Board desires to obtain shareholder ratification of this appointment. If the appointment is not ratified at the Annual Meeting, our Board will review its future selection of independent registered public accounting firms. A representative of KPMG LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions.

The Board unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021.

AUDIT FEES AND ALL OTHER FEES

All services provided by KPMG LLP, our independent registered public accounting firm for 2020, have been reviewed with the Audit Committee to confirm that the performance of such services was consistent with the regulatory requirements for auditor independence and our pre-approval policy.

A summary of the fees of KPMG LLP for the years ended December 31, 2020 and 2019 are set forth below:

	2020 Fees	2019 Fees

Audit Fees (1)	$562,000	$566,000
Audit-Related Fees (2)	8,000	-
Tax Fees (3)	78,000	91,000
All Other Fees (4)	20,000	-
Total Fees	$668,000	$657,000

(1)

Consists of fees and expenses for (a) the annual audits of our consolidated financial statements and the accompanying attestation report regarding our ICFR contained in our Annual Report on Form 10-K, (b) the review of quarterly financial information included in our Quarterly Reports on Form 10-Q, and (c) audit services related to mergers and acquisitions.

(2)	Consists of fees and expenses for assurance and related services, such as the review of non-periodic filings with the SEC.

(3)	Consists of fees and expenses for tax compliance and advisory services.

(4)	All other services not included in the above.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors.

The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided to us by our independent auditors. Under this policy, the Audit Committee pre-approves all audit and certain permissible accounting and non-audit services performed by the independent auditors. These permissible services are set forth on an attachment to the policy that is updated at least annually and may include audit services, audit-related services, tax services and other services. For audit services, the independent auditor provides the audit committee with an audit plan including proposed fees in advance of the annual audit. The Audit Committee approves the plan and fees for the audit.

With respect to non-audit and accounting services of our independent auditors that are not pre-approved under the policy, the employee making the request must submit the request to our Chief Financial Officer (the “CFO”). The request must include a description of the services, the estimated fee, a statement that the services are not prohibited services under the policy and the reason why the employee is requesting our independent auditors to perform the services. If the aggregate fees for such services are estimated to be less than or equal to $50,000, our CFO will submit the request to the Chairperson of the Audit Committee for consideration and approval, and the engagement may commence upon the approval of the Chairperson. The Chairperson is required to inform the full Audit Committee of the services at its next meeting. If the aggregate fees for such services are estimated to be greater than $50,000, our CFO will submit the request to the full Audit Committee for consideration and approval, generally at its next meeting or special meeting called for the purpose of approving such services. The engagement may only commence upon the approval of the full Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Parties

The Audit Committee of the Board is responsible for reviewing and, if appropriate, approving all related party transactions between us and any officer or director that would potentially require disclosure pursuant to the Audit Committee charter. We expect that any transactions in which related persons have a direct or indirect interest will be presented to the Audit Committee for review and approval. The Audit Committee and the Board have adopted a written policy regarding related party transactions wherein the Audit Committee makes inquiries to our management and our auditors when reviewing such transactions. Neither we nor the Audit Committee are aware of any transaction that was required to be reported with the SEC where such policies and procedures either did not require review or were not followed.

OTHER MATTERS TO BE DECIDED AT THE ANNUAL MEETING

All of the matters we knew about as of the time of the mailing of this proxy statement to be brought before the Annual Meeting are described in this proxy statement. If any matters properly come before the Annual Meeting that are not specifically set forth on your proxy and in this proxy statement, the persons appointed to vote the proxies will vote on such matters in accordance with their best judgment.

HOUSEHOLDING OF PROXY MATERIALS

Certain banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and our 2020 Annual Report may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or 2020 Annual Report for other shareholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to our Secretary at the address set forth on the first page of this proxy statement, or via telephone to our Secretary at (416) 538-5493, we will promptly provide separate copies of the 2020 Annual Report and/or this proxy statement. Shareholders sharing an address who are receiving multiple copies of this proxy statement and/or 2020 Annual Report and who wish to receive a single copy of these materials in the future will need to contact their bank, broker, broker-dealer or other similar organization serving as their nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

ADDITIONAL INFORMATION

Shareholder Proposals for the 2022 Annual Meeting

If you would like to submit a proposal for inclusion in the proxy materials for our annual meeting of shareholders in 2022 you may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, shareholder proposals must be received by the Secretary at Tucows Inc., 96 Mowat Avenue, Toronto, Ontario M6K 3M1, Canada, at any time before March 25, 2022, and must comply in all material respects with all applicable rules and regulations of the SEC.

If you would like to present a proposal at the 2022 annual meeting, but do not want to include the proposal in our proxy statement, you will have to comply with the advance notice procedures set forth in the Bylaws. The Bylaws require that a shareholder submit a written notice of intent to present such a proposal to our Secretary no more than 90 days and no less than 60 days prior to the anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal for the 2022 annual meeting no earlier than April 24, 2022 and no later than May 24, 2022. The notice must also meet other requirements set forth in the Bylaws.

If we do not receive notice of such proposals by May 24, 2022, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

Eligible International Interlisted Issuer

As an “Eligible International Interlisted Issuer”, the Company is exempt from The Toronto Stock Exchange’s requirement that an annual meeting of shareholders be held within six months of its fiscal year-end, pursuant to Section 401.1 of the TSX Company Manual.

Cost of Proxy Solicitation

We will pay the expenses of the preparation of the proxy materials and the solicitation by our Board of your proxy. We will make solicitations primarily by mail or by facsimile and our directors, officers and employees may solicit proxies personally or by telephone but will not be specifically compensated for such services. We will ask brokerage houses and other nominees, custodians and fiduciaries to forward proxy soliciting material and our 2020 Annual Report to the beneficial owners of the shares of our common stock held of record by them, and we will reimburse these record holders for their reasonable out-of-pocket expenses incurred in doing so.

Annual Report on Form 10-K

A copy of our 2020 Annual Report as filed with the SEC, except for exhibits, will be furnished without charge to any shareholder upon written or oral request to Tucows Inc., 96 Mowat Ave, Toronto, Ontario M6K 3M1, Attention: Investor Relations, Telephone: (416) 538-5493.

By Order of the Board of Directors,

Davinder Singh
Chief Financial Officer and Secretary